Exhibit 10.2
orchid island capital. l.l.C.

5211 Ocean Drive
Vero Beach. Florida 52965
Phone: 772.584.3388 Fax: 772.492.9219

Equity Line of Credit and Bridge Loan Term Sheet

Company: OCTuS, Inc. (the "Company")

Commitment Amount: Orchid Island Capital, LLC (the "Purchaser") shall commit to purchase up to five million dollars ($5,000,000) of the Company's common stock (the "Common Stock") from time to time over the course of twenty-four months (24) after an effective registration of the shares (the "Commitment Period"). This commitment is predicated upon the Company filing the requisite SEC Registration Statement, which if the Company does not complete within the Registration Period any commitment from the Purchaser shall be null and void.

Put: The Company is entitled to request an equity investment by the Purchaser during the Commitment Period, pursuant to which the Company will issue Common Stock to the Purchaser with an aggregate Purchase Price equal to the equity investment, subject to the Market Price.

Put Restrictions: There will be a minimum of ten (10) trading days between Puts. This restriction may be temporarily removed with written approval from the Purchaser.

Put Amounts: The timing and amounts of the "Puts" shall be at the discretion of the Company. The maximum dollar amount of each Put will be equal to the average daily trading volume in dollar amount of the lowest five (5) daily volume weighted average during the ten (10) trading days preceding the Put Date. No Put will be made in amount lower than twenty thousand dollars ($20,000) or higher than three hundred fifty thousand dollars ($350,000) or as otherwise agreed by Purchaser and Company.

Put Date: Date on which Purchaser receives Put Notice requesting a draw down by the Company.

Floor: The Company shall automatically withdraw that portion of the Put, if the Purchase Price with respect to that Put does not meet the Floor. The Floor shall be a per share price determined by the Company for each Put.

Pricing Period: The five (5) consecutive trading days including and immediately following the date on which the applicable Put Notice is delivered to the Purchaser.

Market Price: The lowest daily volume weighted average price of the Company's Common Stock during the Pricing Period.

Purchase Price: The Purchase Price shall be set at ninety percent (90%) of the Market Price.

Bridge Loan: The fmancing will consist of a series of convertible debentures in an aggregate amount of up to two hundred fifty thousand ($250,000) with the first tranche being thirty two thousand ($32,000) and subsequent tranches as agreed between Company and Purchaser.

The convertible debenture shall carry an interest rate of nine percent (9%) and shall be convertible into shares of the Company's common stock at a thirty percent (30%) discount to the average of the lowest volume weighted average prices for ten (10) trading days prior to conversion as set forth herein, with a floor of two and one half cents $0.025; provided however, the floor shall be eliminated if the company fails to enter into a minimum of six hundred thousand ($600,000) in new contracts (the "Milestone") within 3 months of the funding of the First Tranche.

If the company achieves the milestone prior to the 3 months, the company shall have the right to prepay the loan at 115-120 percent of the then principal and interest due on the note or elect to eliminate the floor.

Short Selling: The Purchaser is committed not to engage in any short selling of the Common Stock of the Company during the Commitment Period.

Settlement Date: The first (1st) trading day after each Pricing Period. On each Settlement Date, the Company will cause the delivery of the Common Stock to the Purchaser or its designees via DepositfWithdrawal at Custodian ("DWAC"), against payment therefore to the Company's designated account by wire transfer of immediately available funds (provided that the shares of stock are received by the Purchaser no later than 09:30 am EST) or next day available funds if the shares are received thereafter.

Commitment Fee: The Company shall be required to issue to the Purchaser two hundred fifty thousand dollars ($250,000) worth of restricted common shares as a Commitment Fee issuable in three tranches; $83,333 upon the signing of this Equity Line of Credit Agreement and receipt by the Company of the first tranche of $32,000, $83,333 upon the filing of the registration statement and $83,333 upon the registration statement becoming effective. The number of shares will be determined based on the division of the dollar value of the Commitment Fee by the Formula Price. The commitment fee shares shall have piggyback registration rights.

Formula Price: The lowest daily volume weighted average price of the Company's Common Stock during the fifteen (15) business days immediately preceding the day the commitment fee is due to be issued.

Registration: Within thirty (30) days (the "Registration Period") after completion of the Bridge Loan the Company agrees to use its best efforts to file with the SEC a registration statement covering the shares of stock underlying the equity line of credit. Such registration statement shall conform to the requirements of the rules and regulations of the SEC and the terms and conditions of the equity line as expressed in the registration statement shall be reviewed and approved by the Purchaser.

Effectiveness: The Company will take any and all necessary action to have its registration statement declared effective by the SEC within 30 days but no more than 90 days after the Company has filed its registration statement.

Exclusivity Clause: The Company shall not pursue a similar equity line transaction with any other party unless and until good faith negotiations have terminated between the Purchaser and the Company or until such time as the registration statement has been declared effective by the SEC.

This Term Sheet has been prepared for discussion purposes only. It is an indication of interest only, not an offer to sell or buy securities, and is non-binding on the parties pending execution of a definitive agreement. Execution of a definitive agreement will be subject to the satisfactory completion of the Purchaser's due diligence.

This Term Sheet will be considered null and void if it is not executed by both parties by the close of business five (5) business days after the date hereof

OCTuS, Inc.		Orchid Island Capital, LLC

By:	/s/ Chris Soderquist	By:	/s/ Ronald A. Davis
Name:	Chris Soderquist	Name:	Ronald A. Davis Date: 3/29/11
Its:	President	Its:	Managing Member